                                                                    EXHIBIT 14.1

                             BKF CAPITAL GROUP, INC.
                   Code of Ethics for chief executive officer
                           and chief Financial Officer

                                 September 2003

I. Introduction

This Code of Ethics is applicable to the chief executive officer and chief financial officer, or any person performing similar functions, for BKF Capital Group, Inc. (the "Company"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of its business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from you. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. This Code is intended to supplement other applicable policies and procedures, including the Company's Code of Business Conduct and Ethics. Compliance with this Code and the Code of Business Conduct and Ethics is a condition of your employment and any violations may be dealt with severely.

II. Conflicts of Interest

You must avoid any personal activity, investment or association that could interfere with your judgment concerning the Company's best interests. You may not take advantage of your position or relationship with the Company for personal gain. You should avoid even the appearance of a conflict of interest. A conflict of interest could arise where:

     o your personal interests interfere, or appear to interfere, in any way, with the interests of the Company (for example, you compete with the Company);

     o you take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of the Company (for example, you cause the Company to engage in business transactions with a company you control or with friends or relatives); or

     o you, or a member of your family, receive improper personal benefits as a result of your position in the Company (for example, you receive a loan or other benefit from a third party to direct Company business to a third-party).

You must avoid any investment, interest, association or other relationship that interferes, or might interfere, with your independent exercise of judgment in the Company's best interest.

Engaging in any conduct that represents a conflict of interest is strictly forbidden.

III. Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:

     o all accounting records, and the reports produced from such records, must be in accordance with all applicable laws;

     o all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

     o all accounting records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

     o no accounting records should contain any false or intentionally misleading entries;

     o no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

     o all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

     o no information should be concealed from the internal auditors or the independent auditors; and

     o    compliance with the Company's system of internal controls is required.

IV. Compliance with Laws

You are expected to comply with all applicable laws and governmental rules and regulations.

V. Compliance with this Code

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) you will be subject to disciplinary measures, up to and including discharge from the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for you, your supervisors and/or the Company.

The Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Ethics. In determining what action is appropriate in a particular case, the Board or its designee will consider the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation was intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

You are expected to report all violations of this Code of Ethics promptly to the Chairman of the Audit Committee. If you have any questions regarding your obligations under this Code, you should promptly contact the Company's General Counsel. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

                             BKF CAPITAL GROUP, INC.
             Compliance Affirmation for CHIEF EXECUTIVE OFFICER AND
                            CHIEF Financial Officer


I. Affirmation of Compliance

     The undersigned certifies that he or she has received and read the above Code of Ethics for the Chief Executive Officer and Chief Financial Officer and agrees to abide by the policies summarized therein.

II. Affirmation of Legal and Ethical Business Conduct

     By signing this form, the undersigned confirms that, to the best of his or her knowledge and belief, each dealing or transaction to which he or she has been party, directly or indirectly, on behalf of BKF Capital Group, Inc. (the "Company"):

          1.   was characterized by honesty and integrity;

          2.   complies with applicable laws, rules and regulations;

          3. did not involve any unethical dealings, unbooked fees, special favors, benefits or contributions to any private party, government or government agency;

          4.   did not involve any unlawful arrangements with competitors and

          5.   was recorded and properly described on the Company's books.

If there are any exceptions, please describe them on the reverse side.

III. Conflict of Interest Questionnaire

Please answer "Yes" or "No" to the following questions. If the answer to any question is "Yes," full details must be given on the reverse side.

A. Have you or, to your knowledge, has any member of your immediate family, at any time during the period since ________:

     1. engaged, directly or indirectly, in any transaction with the Company, or any subsidiary or division thereof, whether involving the purchase or sale of products, the provisions of services, any financing arrangement, or otherwise, or had any other relationship with the Company or any subsidiary or division thereof, other than in the normal capacity of officer or employee of the Company;

                Yes____                                     No____

     2. been an officer, director, partner or employee of any corporation, partnership or other organization which, to your knowledge, has engaged in any transaction described in (a) above with the Company;

                Yes____                                     No____

     3. been interested financially, directly or indirectly, in any organization doing business with the Company (unless as a holder of less than 1% of the voting securities issued by a corporation whose securities are publicly traded) and

                Yes____                                     No____

     4. been a recipient, directly or indirectly, of any payments or material gifts of any kind from or on behalf of any organization doing business with the Company (unless by way of dividend or interest payments made by a corporation whose securities are publicly traded)?

                Yes____                                     No____

B. Is any transaction contemplated, involving you or any member of your immediate family, which, if consummated, would be described in answer to any of the preceding items?

                Yes____                                     No____

C. Are you aware of any interest or activity on your part, or on the part of any member of your immediate family, which is in conflict with the interests of the Company?

                Yes____                                     No____



                                             ---------------------------------
                                             (Please sign)

                                             ---------------------------------
                                             Title

Dated _________________